Exhibit 99.1

New Jersey Mining Company Strengthens Board and Management Team

COEUR D'ALENE, Idaho, January 10, 2017 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) is pleased to announce the strengthening of its Board of Directors and management team with the appointments of Kevin Shiell as a Director and Monique Hayes as Corporate Secretary.

Mr. Shiell has more than 35 years of operating and management experience in the mining and mineral processing industries, primarily in Montana, Idaho and Nevada. He has held executive leadership positons at several public companies, including General Manager and Vice President of Mine Operations at Stillwater Mining Company, Chief Operating Officer at MDM Gold, and various mine supervisory positions at Hecla Mining Company. Mr. Shiell is currently the General Manager of the Hollister and Midas Gold Mines which are owned and operated by Klondex Mines. He brings vast operational knowledge and management experience at a transformational time in the Company’s development, as it commences underground operations at Golden Chest and develops its plans to advance Butte Highlands.

Ms. Hayes has 12 years of mining industry experience in investor relations and corporate governance – most recently overseeing community relations in northwest Montana for Hecla Mining following its acquisition of Revett Mining Company. At Revett she was Director of Investor Relations and Corporate Secretary where she managed stakeholder relations, coordinated its Environmental Stewardship Panel Group, and directed its up-listing to the NYSE MKT. The wide-ranging proficiency Ms. Hayes brings from these roles at Revett, with its mining operations in northwest Montana, are highly relevant as NJMC expands its north Idaho operations, advances Butte Highlands, and actively pursues an enhanced market presence.

Concurrent with the above appointments, Del Steiner has resigned as CEO to focus on advancing the Company’s central Idaho projects at Eastern Star and McKinley.  Mr. Steiner has over 25 years of resource development experience in central Idaho and over that time was largely responsible for establishing a large, 43-101 compliant, gold resource in the area. Mr. Steiner will remain Chairman of the Board and NJMC President John Swallow will assume the role of President/CEO.

John Swallow, NJMC President and CEO stated “We are advancing the Company with an eye toward building critical mass within the marketplace.  Focusing our efforts, strengthening our board and strategically adding to our management team is a logical step for the company as we enter 2017.  Del, Grant and I are excited to have Kevin and Monique join the team.”

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is currently in production at its Golden Chest Mine. It is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

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NJMC built and is majority owner and operator of the New Jersey Mill, a 360-tonne per day flotation mill and cyanide leach plant.

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NJMC owns and operates the Golden Chest Mine project where open pit mining is underway and underground mining is expected to resume early this year.

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NJMC also holds a 50-percent interest in the fully-permitted Butte Highlands Gold Project.

Company assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 15-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTCQB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

Monique Hayes, Corporate Secretary/Investor Relations

Email:  monique@newjerseymining.com

(208) 699-6097

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that the Company is unable to obtain sufficient funds necessary to resume underground mining at the Golden Chest, the risk that gold recovery percentages are lower than expected, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814